Exhibit 99.1

FOR IMMEDIATE RELEASE October 12, 2022	Misty Albrecht b1BANK 225.286.7879 Misty.Albrecht@b1BANK.com

Business First Bancshares, Inc. Announces Underwritten Public Offering of Common Stock

Baton Rouge, La. – Business First Bancshares, Inc. (NASDAQ: BFST) (Business First), parent company of b1BANK, announced today an underwritten public offering of 2,500,000 shares of its common stock at a public offering price of $20.00 per share.  The net proceeds to Business First from the offering, after deducting the underwriting discount and offering expenses, are expected to be approximately $46,750,000.

Stephens Inc. is serving as the sole book-running manager for the offering. Raymond James & Associates, Inc. is serving as the lead manager for the offering and D.A. Davidson & Co., Hovde Group, LLC, Janney Montgomery Scott LLC and Piper Sandler & Co. are serving as co-managers for the offering.

Business First plans to use the net proceeds from the offering for general corporate purposes, which may include augmenting its capital, supporting future organic growth, funding potential acquisition opportunities, and redeeming certain of its subordinated debt.

Business First expects to close the offering, subject to customary conditions, on or about October 17, 2022.

The shares will be issued pursuant to an effective shelf registration statement (File No. 333-256605) Business First filed with the Securities and Exchange Commission (SEC), and only by means of the accompanying prospectus and a related prospectus supplement. Prospective investors should read the prospectus and other documents Business First has filed with the SEC for more complete information about Business First and the offering. Copies of these documents and the related prospectus supplement, when available, may be obtained at no charge by visiting the SEC’s website at www.SEC.gov. Copies of the prospectus and related prospectus supplement, when available, may also be obtained by contacting Stephens Inc., 111 Center Street, Little Rock, AR 72201, Attn: Syndicate (1-800-643-9691).

No Offer or Solicitation

This release does not constitute or form part of any offer to sell, or a solicitation of an offer to purchase, any securities of Business First. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Business First Bancshares, Inc.

As of June 30, 2022, Business First Bancshares, Inc., (Nasdaq: BFST) through its banking subsidiary b1BANK, has $5.5 billion in assets, $6.2 billion in assets under management through b1BANK’s affiliate Smith Shellnut Wilson LLC (SSW) (excludes $0.9 billion of b1BANK assets managed by SSW) and operates banking centers and loan production offices across Louisiana and Texas providing commercial and personal banking products and services. Commercial banking services include commercial loans, letters of credit, working capital lines, equipment financing and treasury management services. b1BANK was awarded #1 Best-In-State Bank, Louisiana, by Forbes and Statista and is a multiyear winner of American Banker’s “Best Banks to Work For.”

Forward-Looking Statements

Statements in this press release may not be based on historical facts and may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by reference to future period(s) or using forward-looking terminology, such as “anticipate,” “estimate,” “expect,” “foresee,” “may,” “might,” “will,” “would,” “could” or “intend,” future or conditional verb tenses, and variations or negatives of such terms. Any forward-looking statement speaks only as of the date of this press release, and Business First does not undertake any obligation, and specifically declines any obligation, to revise or update these forward-looking statements, whether as a result of new information, future developments or otherwise.

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